Exhibit 10.1
Execution Version

AMENDMENT TO
AGREEMENT
This Amendment (this “Amendment”), dated as of March 25, 2020, is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and, collectively, the “Elliott Parties”), and Evergy, Inc., a Missouri corporation (the “Company”), and amends the Agreement, dated as of February 28, 2020 (the “Agreement”), by and among the Elliott Parties and the Company. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Agreement. In consideration of and reliance upon the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Elliott Parties and the Company agree as follows:
1.    Amendments to the Agreement. In accordance with Section 16 of the Agreement, Section 1(c)(i) of the Agreement is hereby amended by (a) deleting “May 30, 2020” where it appears and replacing it with “July 30, 2020”, (b) deleting “June 17, 2020” where it appears and replacing it with “August 17, 2020” and (c) deleting “September 4, 2020” where it appears and replacing it with “October 14, 2020”.
2.    Amendment and Restatement of the Committee Charter. The Elliott Parties hereby consent to the amendment and restatement of the Committee Charter in the form attached hereto as Exhibit A.
3.    Miscellaneous
(a) This Amendment shall not constitute an amendment of any provisions of the Agreement, except as expressly amended herein. From and after the execution of this Amendment, each reference in the Agreement to “this Agreement, “herein”, “hereunder” and “hereof”, and words of similar import, will be deemed to refer to the Agreement as amended by this Amendment; provided that references to “the date of this Agreement”, “the date hereof” and other similar references shall continue to refer to February 28, 2020 and not to the date of this Amendment.
(b) The provisions of Sections 7, 8, 9, 10, 11, 13, 14, 15, 16 and 17 of the Agreement are incorporated by reference herein mutatis mutandis and this Amendment shall be governed by and construed in accordance with such provisions.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

ELLIOTT PARTIES:
Elliott Investment Management, L.P.

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott Associates, L.P.

By: Elliott Investment Management L.P.,
as attorney-in-fact

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

Elliott International, L.P.

By: Hambledon, Inc.,
its General Partner

By: Elliott Investment Management L.P.,
as attorney-in-fact

By: /s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page - Elliott Parties]

COMPANY:

EVERGY, INC.

By: /s/ Heather A. Humphrey
Name: Heather A. Humphrey
Title:    Senior Vice President, General
Counsel and Corporate Secretary

[Signature Page - Company]

EXHIBIT A
AMENDED AND RESTATED STRATEGIC REVIEW & OPERATIONS COMMITTEE CHARTER
[Attached]

EVERGY, INC.
STRATEGIC REVIEW & OPERATIONS COMMITTEE CHARTER
Amended March 25, 2020

A.     Purpose
There will be a Strategic Review & Operations Committee (the “Committee”) whose members will be appointed as set forth below by the Board of Directors (the “Board”) of Evergy, Inc. (“Evergy” and, together with its subsidiaries, the “Company”) to assist the Board in exploring ways to enhance long-term shareholder value.
The Committee will be established and maintained in accordance with the terms of that certain agreement, dated as of February 28, 2020 (as amended from time to time, the “Cooperation Agreement”), by and among Elliott Investment Management L.P., Elliott Associates, L.P. and Elliott International, L.P. (each, an “Elliott Party,” and, collectively, the “Elliott Parties”), and the Company. Any capitalized terms used but not defined herein will have the meanings given to them in the Cooperation Agreement.
The Committee’s primary purposes are to:

1)	Serve as an advisor to the Board and management in exploring ways to enhance long-term shareholder value (the “Strategic Review”), including through the evaluation of:

a)	Opportunities for a strategic combination or merger involving the Company (a “Merger Transaction”); and

b)	Enhancements to the Company’s long-term standalone operating plan and strategy (a “Modified Standalone Plan”).

2)
Report to the Board periodically during the course of the Strategic Review, as the Committee deems necessary, on information and developments related to a potential Merger Transaction, including receipt of indications of interest and proposals.

3)
Present a formal recommendation (by majority vote of the Committee) to the Board on the results of and conclusions from the Strategic Review (including on whether the Company should pursue a Merger Transaction or a Modified Standalone Plan) on or prior to July 30, 2020; provided, however, that, subject to the terms of the Cooperation Agreement (including Section 1(c) thereof), if both of the New Directors vote in favor of a formal recommendation that is not approved by a majority vote of the Committee, (x) the Committee will present to the Board both the formal recommendation of the New Directors and that of the other members of the Committee, (y) both formal recommendations will simultaneously be publicly disclosed by the Company promptly following delivery of such recommendations to the Board (in no event more than five (5) business days later) and (z) the New Directors will be permitted to discuss their formal recommendation and the reasons for their decision publicly, which disclosure the Company agrees will not be deemed to violate any confidentiality obligation to the Company or any other Company Policy applicable to the New Directors so long as such disclosure does not cause the Company to breach a confidentiality obligation to a Third Party.

B.     Membership
The Committee shall be composed of four (4) directors and will initially consist of Terry Bassham, Art Stall, Paul Keglevic and Kirk Andrews, with Art Stall and Paul Keglevic initially serving as Co-Chairs. The Co-Chairs shall be responsible for the leadership of the Committee, including overseeing the agenda, presiding over meetings and reporting to the Board.
Each member of the Committee shall have one vote on each matter presented to the Committee, except as set forth below. Every decision made at a meeting of the Committee by majority vote of all members of the Committee shall be deemed the decision of the Committee.
If a New Director is unable or unwilling to serve as a member of the Committee, resigns as a member of the Committee, is removed as a member of the Committee or ceases to be a member of the Committee for any other reason, and the Elliott Parties are entitled to select a replacement in accordance with the terms of the Cooperation Agreement, for any period during which only one New Director is serving on the Committee and until a replacement has been seated on the Committee, (1) such remaining New Director will serve as Co-Chair of the Committee and (2) any action of such remaining New Director (including voting) will be deemed to be an action on behalf of two members of the Committee.
The Committee shall meet (including telephonically) as often as the Committee may determine is appropriate (at a minimum every two weeks through the earlier of the Committee End Date and August 17, 2020) to carry out its responsibilities and will maintain minutes of meetings and regularly report to the Board on the activities and actions of the Committee.
C.     Authority
The Committee has the authority to:

1)
Retain, at the Company’s expense, its own independent advisors (including strategy and cost consultants, financial advisors, regulatory advisors, transaction and tax counsel and other experts) as it deems necessary in the performance of its duties.

2)	Request any information it requires from employees or other representatives of the Company, all of whom shall be directed to cooperate in a timely manner with the Committee, as it deems necessary.

3)
Provide oversight of day-to-day process matters and guidance to Terry Bassham and other company officers and executives on negotiations with Third Parties around any necessary changes to initial indications or proposals received for a potential Merger Transaction.

D.     Duties and Responsibilities
The Committee’s responsibilities and duties are as follows:
Merger Transaction Review

1)
Explore a potential Merger Transaction, taking into account all considerations deemed relevant by the Committee, including the value and form of consideration to shareholders (taking into account nominal transaction price, expected timing to close and overall certainty and achievability).

2)
Solicit one or more initial proposals or indications of interest from Third Parties regarding a potential Merger Transaction, and direct management (together with the Committee’s and the Company’s advisors) to enter into customary non-disclosure agreements with, and provide customary information to, such Third Parties in connection with such solicitation.

3)
Provide periodic updates to the Board regarding any potential Merger Transaction, including any proposals or indications of interest received from Third Parties, and otherwise assist the Company in complying with its obligations under, or related to, the Cooperation Agreement.

4)
Review and evaluate any bona fide proposals or indications of interest with respect to any potential Merger Transaction received by the Company. The Board shall have the ability to review and evaluate any bona fide proposals or indications of interest with respect to any potential Merger Transaction received by the Company in parallel with the Committee’s review and evaluation; however, the timing of the Board’s review shall not inhibit the Committee from moving forward on its review and evaluation and making a formal recommendation to the Board by no later than July 30, 2020 (including in advance of the Board’s completion of its review and evaluation).

5)
Make a formal recommendation to the Board on pursuing one or more Merger Transactions (including on which, if any, potential Merger Transactions provide the highest value to shareholders), it being understood that the Board will retain substantive decision-making authority with respect to any potential Merger Transaction, including whether or not to accept any Committee recommendation to pursue a Merger Transaction and the terms and conditions of any such Merger Transaction to be set forth in in any definitive merger agreement with any Third Party.

6)
If an indication of interest or proposal for a potential Merger Transaction is received during the Strategic Review having such threshold terms determined by the Committee, the Committee will prioritize its duties and responsibilities in favor of consideration of a potential Merger Transaction.

7)
Provide to the Elliott Parties a reasonable opportunity to (i) present the Committee their views and analysis regarding the exploration of a Merger Transaction and (ii) subject to the Elliott Parties electing to receive information under the Confidentiality Agreement, review any public disclosure to be made by the Company with respect to any formal recommendation of the Committee to pursue a Merger Transaction.

Modified Standalone Plan

8)	Explore opportunities to enhance the Company’s long-term standalone operating plan and strategy through implementation of a Modified Standalone Plan.

9)	Consider, investigate, review and evaluate at least the following principal areas:

•	Opportunities to increase rate base investment / growth and long-term EPS growth, including relative to peers;

•	Operational and cost optimization and excellence initiatives (O&M, G&A, fuel), including relative to peers;

•	Generation-related savings from de-carbonization and the timing of coal plant retirements; and

•	Potential benefits to be obtained from shifting renewables generation capacity from power purchase agreements to owned rate base assets (including certain of those recently announced),

in each case, accounting for applicable legal and regulatory requirements and any other considerations deemed relevant by the Committee.

10)
Commission, in consultation with its advisors, new benchmarking and other key performance indicator studies (which could include (i) corporate-level SG&A costs, (ii) business- and unit-level SG&A costs, (iii) non-generation O&M costs, (iv) generation O&M costs, (v) generation fuel costs, (vi) distribution system investment levels, (vii) transmission system investment levels, (viii) potential new gas-fired generation investment levels, (ix) potential new renewables generation investment levels, (x) other system hardening, modernization, safety, reliability, security and cybersecurity investment levels, (xi) system average interruption duration index (SAIDI) metrics, (xii) system average interruption frequency index (SAIFI) metrics, and (xiii) greenhouse gas emission reduction metrics).

11)
Make recommendations (including potentially as part of a formal recommendation) regarding the development of multi-year target benchmark metrics and key performance indicators for a Modified Standalone Plan, including as to any recommended ongoing public disclosure in connection therewith.

12)
Assist and collaborate with the Board and other applicable committees of the Board in assessing the optimal management team to execute any modified standalone plan approved by the Board (including potential supplemental and replacement senior management candidates with appropriate utility operating credentials, including consideration of any candidates provided by any of the Elliott Parties), including through holding meetings without any current Company executives or officers (other than members of the Committee) present for such purpose as it deems necessary.

Committee Recommendation to the Board

14)	On or prior to July 30, 2020, provide a formal recommendation (determined by majority vote) to the Board on the results of and conclusions from the Strategic Review.

15)
If the Committee is unable to provide any such formal recommendation by majority vote by July 30, 2020, provide the Board with any formal recommendation that is supported by two members of the Committee.

Other Responsibilities

16)	Provide periodic updates, respond promptly to inquiries and otherwise provide information regarding the Strategic Review to the extent required under the Confidentiality Agreement.

17)
Periodically review and reassess the adequacy of this Charter and submit any proposed changes to the Board for approval, any which change to this Charter on or prior to the Committee End Date will require the written consent of the Elliott Parties.

18)	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate.

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